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                                                                    EXHIBIT 23.1




                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the use of our report dated April 18, 2000 included in Flextronics International Ltd's Form 8-K filed on September 20, 2000 and our report dated September 15, 2000 included in Flextronics International Ltd's Form 8-K filed on September 20, 2000 and to all references to our Firm included in this registration statement. Our reports dated April 18, 2000 included in Flextronics International Ltd's Form 10-K and Form 8-K filed on June 13, 2000 for the year ended March 31, 2000 are no longer appropriate since restated financial statements have been presented giving effect to a business combination accounted for as a pooling-of-interests.



Arthur Andersen LLP

San Jose, California
September 27, 2000